UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

TPG Specialty Lending, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

TPG Specialty Lending, Inc.

301 Commerce Street, Suite 3300

Fort Worth, TX 76102

April 10, 2015

To Our Stockholders:

We are pleased to invite you to attend the 2015 Annual Meeting of Stockholders of TPG Specialty Lending, Inc. to be held on May 21, 2015, at 10:00 a.m., local time, at the offices of Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza (on Broadway between Liberty and Cortlandt Streets), 38th Floor, New York, NY 10006.

The following pages include a formal notice of the meeting and our proxy statement. The Notice of Internet Availability of Proxy Materials you received in the mail and this proxy statement describe various matters on the agenda for the meeting. Please read these materials so that you will know what we plan to do at the meeting. It is important that your shares be represented at the annual meeting, regardless of whether you plan to attend the meeting in person. Please vote your shares as soon as possible through any of the voting options available to you as described in the Notice of Internet Availability of Proxy Materials and this proxy statement.

On behalf of management and our Board of Directors, we thank you for your continued support of TPG Specialty Lending, Inc.

Sincerely,

/s/ Joshua Easterly
Joshua Easterly
Chairman of the Board of Directors

Fort Worth, TX

April 10, 2015

Important Notice Regarding the Availability of Proxy Material for the Annual Meeting of Stockholders to Be Held on May 21, 2015.

Our proxy statement and annual report on Form 10-K for the year ended December 31, 2014, are available online at www.proxyvote.com.

The following information applicable to the Annual Meeting of Stockholders may be found in the proxy statement and accompanying proxy card:

•	the date, time and location of the meeting;

•	a list of the matters intended to be acted on and our recommendations regarding those matters;

•	any control/identification numbers that you need to access proxy material online; and,

•	information about attending the meeting and voting in person.

TPG Specialty Lending, Inc.

301 Commerce Street, Suite 3300

Fort Worth, TX 76102

Notice of the 2015 Annual Meeting of Stockholders

TO OUR STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the 2015 Annual Meeting of Stockholders of TPG Specialty Lending, Inc. will be held at the offices of Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza (on Broadway between Liberty and Cortlandt Streets), 38th Floor, New York, NY 10006 on May 21, 2015, at 10:00 a.m., local time. The 2015 Annual Meeting of Stockholders is being held for the following purposes:

1. To elect two Class I directors, each to serve for a three-year term and until a successor has been duly elected and qualified or until the director’s earlier resignation or removal.

2. To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015.

3. To transact such other business as may properly come before the 2015 Annual Meeting of Stockholders or any postponement or adjournment thereof.

Only stockholders of record at the close of business on March 27, 2015, are entitled to notice of and to vote at the 2015 Annual Meeting of Stockholders or any postponement or adjournment thereof.

We are furnishing a proxy statement, annual report and proxy card to our stockholders on the internet, rather than mailing printed copies of those materials to each stockholder. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy statement, annual report and proxy card unless you request them. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review the proxy statement and annual report, and vote your proxy, on the internet.

Your vote is extremely important to us. If you are unable to attend the 2015 Annual Meeting of Stockholders, we encourage you to vote your proxy on the internet by following the instructions provided on the Notice of Internet Availability of Proxy Materials or proxy card. Stockholders may also request from us free of charge hard copies of the proxy statement and proxy card by following the instructions on the Notice of Internet Availability of Proxy Materials.

Further, from time to time we may repurchase shares of our common stock and are notifying you of this ability as required by applicable securities law. See “Stock Repurchase Plan” in the proxy statement.

By Order of the Board of Directors,

/s/ Jennifer Mello
Jennifer Mello
Vice President and Secretary

Fort Worth, TX

April 10, 2015

YOUR VOTE IS IMPORTANT! WE HOPE YOU WILL VOTE OVER THE INTERNET, BY PHONE OR BY MARKING, SIGNING AND RETURNING YOUR PROXY AS SOON AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. EVEN IF YOU VOTE YOUR SHARES PRIOR TO THE MEETING, YOU STILL MAY ATTEND THE MEETING AND VOTE YOUR SHARES IN PERSON.

TPG Specialty Lending, Inc.

301 Commerce Street, Suite 3300

Fort Worth, TX 76102

PROXY STATEMENT

FOR THE 2015

ANNUAL MEETING OF STOCKHOLDERS

The accompanying proxy is solicited on behalf of the Board of Directors (the “Board”) of TPG Specialty Lending, Inc., which is sometimes referred to in this proxy statement as “TSL,” “we,” “us,” “our,” or the “Company,” for use at the 2015 Annual Meeting of Stockholders (the “Meeting”) to be held at the offices of Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza (on Broadway between Liberty and Cortlandt Streets), 38th Floor, New York, NY 10006 on May 21, 2015, at 10:00 a.m., local time. Only holders of record of our common stock at the close of business on March 27, 2015, which is the record date, will be entitled to vote at the Meeting. At the close of business on the record date, we had 53,959,848 shares of common stock outstanding and entitled to vote.

It is anticipated that the Notice of Internet Availability of Proxy Materials will first be sent to Stockholders on or about April 10, 2015. This proxy statement, including the accompanying form of proxy (collectively, the “Proxy Statement”), and the Company’s Annual Report for the fiscal year ended December 31, 2014 will first be made available to stockholders on or about April 10, 2015. The Annual Report and Proxy Statement can both be accessed online at www.proxyvote.com.

All proxies will be voted in accordance with the instructions contained therein. Unless contrary instructions are specified, if the accompanying proxy is executed and returned (and not revoked) prior to the Meeting, the shares of the Company’s common stock represented by the proxy will be voted (1) FOR the election of the Class I director candidates nominated by the Board and (2) FOR the ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015. Should any matter not described above be properly presented at the Meeting, the named proxies will vote in accordance with their judgment as permitted.

Voting Rights

Holders of our common stock are entitled to one vote for each share held as of the record date.

The 2015 Annual Meeting of Stockholders is being held for the following purposes:

1. To elect two Class I directors, each to serve for a three-year term and until a successor has been duly elected and qualified or until the director’s earlier resignation or removal.

2. To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015.

3. To transact such other business as may properly come before the 2015 Annual Meeting of Stockholders or any postponement or adjournment thereof.

Quorum, Effect of Abstentions and Broker Non-Votes, Vote Required to Approve the Proposals

A majority of the outstanding shares of common stock must be present or represented by proxy at the Meeting in order to have a quorum. If you have properly voted by proxy online, by phone, or via mail, you will be considered part of the quorum. We will count “abstain” and “withhold” votes as present for the purpose of establishing a quorum for the transaction of business at the Meeting. If at any time shares are held through brokers, we will count broker non-votes as present for the purpose of establishing a quorum. A broker non-vote occurs when a broker holding shares for a beneficial owner votes on some matters on the proxy card, but not on others, because the broker does not have instructions from the beneficial owner or discretionary authority (or declines to exercise discretionary authority) with respect to those other matters.

Provided a quorum is present, directors are elected by a plurality of the votes represented at the meeting and voted for nominee(s) in the election. Broker non-votes, if any, though counted for purposes of establishing a quorum, will not affect the outcome of the voting on the elections. A proxy marked “withhold” with respect to a director nominee will result in such director nominee receiving one fewer “FOR” vote that would count towards a plurality.

The affirmative vote of the majority of shares represented at the meeting and voting on the proposal will determine the outcome of the ratification of the independent registered public accounting firm. For each of these proposals, “abstain” votes and broker non-votes, if any, though counted for purposes of establishing a quorum, will have no effect on the outcome of the vote.

The inspector of elections appointed for the Meeting will separately tabulate affirmative votes, “withhold” votes, “abstain” votes and broker non-votes.

Adjournment of Meeting

In the event that a quorum shall fail to attend the Meeting, either in person or represented by proxy, the stockholders entitled to vote at the Meeting (present in person or represented by proxy) shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented by proxy. At such adjourned meeting at which a quorum shall be present or represented by proxy, any business may be transacted which might have been transacted at the meeting as originally called. If the adjournment is for more than 30 days, or, if after adjournment a new record date is set, then a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. Any such adjournment proposed by a stockholder or person named as a proxy would require the affirmative vote of the majority of the outstanding shares present in person or represented by proxy at the Meeting.

Proxies for the Meeting

The named proxies for the Meeting are Jennifer Gordon and David Stiepleman (or their duly authorized designees), who will follow submitted proxy voting instructions. They will vote as the Board recommends herein as to any submitted proxies that do not direct how to vote on any item, and will vote on any other matters properly presented at the Meeting in their judgment.

Other Information Regarding This Proxy

The Company will pay the expenses of soliciting proxies to be voted at the Meeting. The Company has retained Broadridge Investor Communications Solutions, Inc. to assist with the distribution and collection of proxies for a fee of approximately $12,000, plus reimbursement of expenses.

In addition to the solicitation of proxies by the use of the Internet, proxies may be solicited in person and/or by telephone, mail or facsimile transmission by directors or officers of the Company and/or officers or employees of TSL Advisers, LLC, the Company’s investment adviser (the “Adviser”). No additional compensation will be paid to such directors, officers or regular employees for such services. The address of the Adviser is 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.

Revocability of Proxies

A stockholder may revoke any proxy that is not irrevocable by attending the Meeting and voting in person or by delivering a new proxy in accordance with applicable law bearing a later date to the Secretary of the Company.

Contact Information for Proxy Solicitation

You can contact us by mail sent to the attention of the Secretary of the Company, Jennifer Mello, at our principal executive offices located at 301 Commerce Street, Suite 3300, Fort Worth, TX 76102. You can call us by dialing (817) 871-4000. You can access our proxy materials online at www.proxyvote.com.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial ownership is determined in accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”). These rules generally provide that a person is the beneficial owner of securities if the person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire these powers within 60 days. The following table sets forth, as of March 27, 2015 the beneficial ownership as indicated in the Company’s books and records of each current director, the nominees for director, the Company’s Named Executive Officers, the Company’s executive officers and directors as a group, and each person known to the Company to beneficially own 5% or more of the outstanding shares of our common stock. With respect to persons known to the Company to beneficially own 5% or more of the outstanding shares of the Company’s common stock, the Company bases such knowledge on beneficial ownership filings made by the holders with the SEC.

The percentage ownership is based on 53,959,848 shares of common stock outstanding as of March 27, 2015. To the Company’s knowledge, except as indicated in the footnotes to the table, each of the stockholders listed below has sole voting and/or investment power with respect to shares beneficially owned by such stockholder. Unless otherwise indicated by footnote, the address for each listed individual is 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.

Name of Individual or Identity of Group	Number of Shares of Common Stock Beneficially Owned(1)	Percent of Common Stock Beneficially Owned(1)
Directors and Executive Officers:
Interested Directors
Joshua Easterly (2)	17,926	*
Michael Fishman (3)	36,366	0.1%
Independent Directors
Richard Higginbotham (Director Nominee)	—	0.0%
John Ross	16,575	*
Ronald Tanemura (Director Nominee)	31,091	0.1%
Named Executive Officers Who Are Not Directors
Alan Kirshenbaum (4)	4,181	*
All Directors and Executive Officers as a Group (12 persons) (5)(6)	2,916,755	5.4%
Five-Percent Stockholders:
Division of Investment, Department of Treasury, State of New Jersey (7)	7,258,761	13.5%
FMR LLC (8)	4,836,382	9.0%
State Teachers Retirement Board of Ohio (9)	3,806,977	7.1%
Universities Superannuation Scheme Ltd. (10)	3,488,476	6.5%
TPG Funds (6)	3,235,229	6.0%
Silver Creek Group (11)	3,178,051	5.9%

*	Represents less than 0.1%.
(1)	For purposes of this table, a person or group is deemed to have “beneficial ownership” of any shares of common stock as of a given date which such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof, or has the right to acquire such powers within 60 days after such date. For purposes of computing the percentage of outstanding shares of common stock held by each person or group of persons named above on a given date, any security which such person or persons has the right to acquire within 60 days after such date is deemed to be outstanding for the purpose of determining the percentage of shares beneficially owned for such person, but is not deemed to be outstanding for the purpose of computing the percentage of beneficial ownership of any other person (except in the case of directors and executive officers as a group). Except as otherwise noted, each beneficial owner of more than five percent of our common stock and each director and executive officer has sole voting and/or investment power over the shares reported.

(2)	Mr. Easterly is a director and Co-Chief Executive Officer of the Company and a TPG and TPG Special Situations Partners (“TSSP”) Partner. TPG and TSSP are affiliated with Tarrant and Group Advisors (both as defined below). The common stock held by Mr. Easterly includes 6,996 shares indirectly beneficially owned by Mr. Easterly (through his limited partnership interest in TSL Equity Partners, L.P., which is a member of TSL Advisers, LLC (“TSL Advisers”)). Mr. Easterly disclaims beneficial ownership of the shares that are or may be beneficially owned by Tarrant, Group Advisors or any of its affiliates.
(3)	Mr. Fishman a director and Co-Chief Executive Officer of the Company and is employed by TSL Advisers, which is affiliated with Tarrant and Group Advisors. Mr. Fishman disclaims beneficial ownership of the shares that are or may be beneficially owned by Tarrant, Group Advisors or any of its affiliates.
(4)	Mr. Kirshenbaum is the Chief Financial Officer of the Company. Mr. Kirshenbaum disclaims beneficial ownership of the shares that are or may be beneficially owned by Tarrant, Group Advisors or any of its affiliates.
(5)	Includes shares owned by officers that are not “Named Executive Officers,” as defined in Item 402 of Regulation S-K, as promulgated under the Securities Act of 1933, as amended.
(6)	The common stock held by the TPG Funds (as defined below) includes (i) 2,799,817 shares of common stock, or the TSL Shares, held by TSL Advisers; (ii) 435,346 shares of common stock, or the TSL FOF Shares, held by TSL FOF, L.P., a Delaware limited partnership, or TSL FOF; and (iii) 66 shares of common stock held by Tarrant Advisors, Inc., a Texas corporation, or Tarrant, and, together with TSL Advisers and TSL FOF, the TPG Funds.

The business and affairs of TSL Advisers are managed by TSSP HoldCo Management, LLC, a Delaware limited liability company, the managing member of TSL Advisers. TSSP HoldCo Management is managed by its board of directors, whose members are Messrs. Bonderman, Coulter and Waxman. Any decision or determination by the board of directors requires unanimous approval of the directors in attendance once a quorum is established.

TPG Group Holdings (SBS) Advisors, Inc., a Delaware corporation, or Group Advisors, is the general partner of TPG Group Holdings (SBS), L.P., a Delaware limited partnership, which is the sole member of TPG Holdings II-A, LLC, a Delaware limited liability company, which is the general partner of TPG Holdings II, L.P., a Delaware limited partnership, which is the general partner of TPG Holdings II Sub, L.P., a Delaware limited partnership, or Holdings II Sub, which is a member of TSL Advisers. Because of the relationship between Holdings II Sub and TSL Advisers, Group Advisors may be deemed to beneficially own the TSL Shares. The principal business of Group Advisors is serving as the sole ultimate general partner, managing member or similar entity of related entities (including TSL Advisers) engaged in making or recommending investments in securities of public and private companies.

Tarrant Capital Advisors, Inc., a Delaware corporation, or Tarrant Capital, is the sole stockholder of Tarrant, which is the general partner of TSL Equity Partners, L.P., a Delaware limited partnership, or Equity Partners, which is a member of TSL Advisers. Because of the investment by Equity Partners in TSL Advisers, Tarrant Capital may be deemed to beneficially own 2,375,225 of the TSL Shares, or the Tarrant TSL Shares. Tarrant is also the general partner of TSL FOF. Because of the relationship between Tarrant and TSL FOF, Tarrant Capital may be deemed to beneficially own the TSL FOF Shares and, together with the Tarrant TSL Shares and the 66 shares of common stock held directly by Tarrant, the Tarrant Shares. The principal business of Tarrant Capital is serving as the sole ultimate general partner, managing member or similar entity of related entities (including Equity Partners and TSL FOF) engaged in making or recommending investments in securities of public and private companies.

TSL Advisers is required to solicit voting instructions from Equity Partners and Holdings II Sub in respect of the shares of common stock beneficially owned by Equity Partners and Holdings II Sub, respectively, in connection with any matter on which TSL Advisers is entitled to vote the TSL Shares. TSL Advisers is required to vote all proxies in respect of the TSL Shares proportionately in accordance with such instructions. Equity Partners is required to solicit voting instructions from its limited partners in respect of their indirect interests in the TSL Shares. Equity Partners is required to instruct TSL Advisers to vote proxies in respect of its TSL Shares proportionately in accordance with such instructions.

Messrs. Bonderman and Coulter are officers and sole stockholders of each of Tarrant Capital and Group Advisors. As officers and sole stockholders of Group Advisors, Mr. Bonderman and Mr. Coulter may indirectly issue voting instructions to TSL Advisers in respect of the shares of common stock beneficially owned by Holdings II Sub. Because of the relationship of Messrs. Bonderman and Coulter to Tarrant Capital and Group Advisors, each of Messrs. Bonderman and Coulter may be deemed to beneficially own the TSL Shares and the Tarrant Shares. Also, because Messrs. Bonderman and Coulter are members of the board of directors of TSSP HoldCo Management, each of Messrs. Bonderman and Coulter may be deemed to beneficially own the TSL Shares. Messrs. Bonderman and Coulter disclaim beneficial ownership of the TSL Shares and the Tarrant Shares except to the extent of their pecuniary interest therein. Because Mr. Waxman is a member of the board of directors of TSSP HoldCo Management, he may be deemed to beneficially own the TSL Shares. Mr. Waxman disclaims beneficial ownership of the TSL Shares except to the extent of his pecuniary interest therein. The address of Group Advisors, Tarrant Capital and Messrs. Bonderman, Coulter and Waxman is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.

(7)	The address of the Division of Investment, Department of Treasury, State of New Jersey is 50 West State Street, 9th Floor, PO Box 290, Trenton, NJ 08625.
(8)	Based upon a Schedule 13G filed with the SEC on February 13, 2015 by FMR LLC, Edward C. Johnson 3d and Abigail P. Johnson. FMR LLC has (i) sole power to vote 173,641 shares and (ii) sole power to dispose of 4,836,382 shares. Edward C. Johnson 3d has sole power to dispose of 4,836,382 shares. Abigail P. Johnson has sole power to dispose of 4,836,382 shares. Edward C. Johnson 3d is a Director and the Chairman of FMR LLC and Abigail P. Johnson is a Director, the Vice Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the family of Edward C. Johnson 3d, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, as amended (the “1940 Act”), to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the 1940 Act, or Fidelity Funds, advised by Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The address of each of FMR LLC, Edward C. Johnson 3d and Abigail P. Johnson is 245 Summer Street, Boston, MA 02210.
(9)	The address of the State Teachers Retirement Board of Ohio is 275 East Broad Street, Columbus, OH 43215.
(10)	Based upon a Schedule 13G filed with the SEC on February 17, 2015 by Universities Superannuation Scheme Ltd, or USSL, as trustee for Universities Superannuation Scheme, or USS, and USS Investment Management Limited, or USSIM. USSIM serves as investment manager to USS and has discretionary and voting power over the shares held by USSL. Accordingly, USSIM may be deemed to be the beneficial owner of 3,488,476 shares, 3,488,476 of which are held by USSL. USSIM disclaims beneficial ownership of the shares held by USSL, except to the extent of any pecuniary interest therefrom. The address of each of USSL and USSIM is Royal Liver Building, Liverpool L3 1PY, United Kingdom.
(11)	Based upon a Schedule 13G filed with the SEC on February 13, 2015 by Silver Creek Capital Management LLC, Silver Creek Advisory Partners LLC, Silver Creek Special Opportunities Fund III, L.P., Silver Creek Special Opportunities Fund Cayman III, L.P, Silver Creek Credit Opportunities II Master Fund A, L.P. and Silver Creek Credit Opportunities III Master Fund B, L.P. (collectively, the Silver Creek Group). The address of each of the Silver Creek Group entities is 1301 Fifth Avenue, 40th Floor, Seattle, WA 98101.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Pursuant to our certificate of incorporation, our Board consists of five members. The Board is divided into three classes, with the members of each class each serving staggered, three-year terms. The terms of our Class I directors expire at the Meeting; the term of our Class II director will expire at the 2016 annual meeting of stockholders; and the terms of our Class III directors will expire at the 2017 annual meeting of stockholders.

The Board has nominated Richard Higginbotham and Ronald Tanemura as Class I directors, each to serve until his successor is duly elected and qualified at the annual meeting of stockholders held in 2018 or until his earlier death, resignation or removal. Messrs. Higginbotham and Tanemura are currently directors of TSL.

Messrs. Higginbotham and Tanemura have consented to being named in this proxy statement and to serving as directors if elected at the Meeting. If for any reason, either or both of them become unable or unwilling to serve at the time of the Meeting, the persons named as proxies in the proxy will have the authority to vote for a substitute nominee or nominees. We do not anticipate that either Mr. Higginbotham or Mr. Tanemura will be unable or unwilling to serve.

The Board has determined that Messrs. Higginbotham and Tanemura are not “interested persons” of the Company, of the Adviser, or of any of their respective affiliates as defined in Section 2(a)(19) of the 1940 Act.

The Board recommends that stockholders vote “FOR” the Company’s nominees for Class I Director.

Biographical Information

Set forth below are brief biographies of Messrs. Higginbotham and Tanemura and of all other members of the Board who will continue in office. Also included below following each biography is a brief discussion of the specific experience, qualifications, attributes or skills that led our Board to conclude that the applicable director should serve on our Board at this time. In addition, set forth further below is a biography of each of our executive officers who is not a director.

Nominees for Election as Class I Directors

	Age	Position	Expiration of Term	Director Since
Richard Higginbotham	67	Director (Independent)	2018	2011
Ronald Tanemura	51	Director (Independent)	2018	2011

Richard Higginbotham was elected a director of TSL in March 2011. From 2010 to 2013, he was a director of Healthcare Finance Group LLC. Between 2008 and 2010, Mr. Higginbotham was a director and then chairman of Tygris Commercial Finance Group, Inc., a TPG portfolio company, where he also served on the risk committee. From 2004 to 2005, Mr. Higginbotham was the President of Asset Based Lending and Leasing at Bank of America. Prior to that, he worked for 35 years, including in various senior executive positions, at Fleet Bank, Fleet Financial Group, Inc. and FleetBoston Financial, Inc. Mr. Higginbotham holds a B.A. in Political Science from Brown University. Mr. Higginbotham’s depth of experience in senior executive positions in the financial sector provides the Board with valuable experience, insight and perspective in the credit sector.

Ronald Tanemura was elected a director of TSL in March 2011. Since 2012, Mr. Tanemura has served as a director of Lehman Brothers Holdings Inc., or LBHI, in New York and is a member of the Derivatives, Non-Controlled Affiliates and Finance committees of LBHI, and has also served on the Banks and Loans committee. In addition, he serves as a board member of several companies currently managed by LBHI under its plan of reorganization. Also, since November 2012, he has served as a non-executive director of ICE Clear Credit in Chicago and, since 2009, he has served as a non-executive director of ICE Clear Europe in London, both wholly owned subsidiaries of IntercontinentalExchange, Inc. From 2008 to 2010, he served as an independent advisor to the ICE Trust U.S. LLC. Between 2004 and 2006, Mr. Tanemura served as an Advisory Director to Goldman, Sachs & Co. Prior to that, Mr. Tanemura was a Partner at Goldman, Sachs & Co. from 2000 to 2004 where he was the Global Co-Head of Credit Derivatives and a member of the Fixed Income, Currency and Commodities Risk Committee and Firmwide Credit Policy Committee. In addition, Mr. Tanemura has led a variety of fixed income businesses, working at Deutsche Bank from 1996 to 2000 and at Salomon Brothers from 1985 to 1996. Mr. Tanemura holds an A.B. in Computer Science from the University of California, Berkeley. Mr. Tanemura’s extensive experience in the financial markets provides the Board with valuable industry-specific knowledge.

Incumbent Class II Director: Term Expiring 2016

	Age	Position	Expiration of Term	Director Since
John Ross	70	Director (Independent)	2016	2011

John Ross was elected a director of TSL in March 2011. From 2003 to 2011, Mr. Ross was a director and member of the board risk management committee of DBS Bank Ltd., Singapore, as well as Chairman of its Nominating Committee between 2008 and 2011. In addition, between 2009 and 2011, he was Non-Executive Chairman of DBS Bank China Ltd., a wholly owned subsidiary of DBS Bank Ltd. where he also served as Chairman of its Audit Committee from 2009 to 2010. From 1992 to 2002, Mr. Ross worked at Deutsche Bank Group, where he served as Corporate Chief Operating Officer from 2001 to 2002. Mr. Ross holds a B.A. in American History from Hobart & William Smith Colleges and an M.B.A. from The Wharton School of the University of Pennsylvania. Mr. Ross’s experience serving as a director of a regulated bank, as well as his past experience as a chief operating officer, provides the Board and, specifically, the Audit Committee, which he chairs, with valuable knowledge and insight in the financial services sector, as well as experience in financial and accounting matters.

Incumbent Class III Directors: Term Expiring 2017

	Age	Position	Expiration of Term	Director Since
Joshua Easterly	38	Chairman, Director (Interested) and Co-Chief Executive Officer	2017	2011
Michael Fishman	52	Director (Interested) and Co-Chief Executive Officer	2017	2011

Joshua Easterly was appointed Co-Chief Executive Officer in December 2013 and elected a director and Chairman of TSL in March 2011. Mr. Easterly is a TPG and TSSP Partner and the Co-Chief Investment Officer of the Adviser. Between 2008 and 2010, he was a Managing Director at Goldman, Sachs & Co. in the Americas Special Situations Group, which invested Goldman’s capital in both the public markets and private transactions in distressed and special situations. Between 2006 and 2008, he served as a Director, Management Committee Member and Co-Head of the Goldman Sachs Specialty Lending Group. Prior to joining Goldman, Sachs & Co. in March 2006, Mr. Easterly was Senior Vice President, Northeast Regional Originations Manager at Wells Fargo Capital Finance, or WFCF, formerly known as Wells Fargo Foothill and Foothill Capital Corporation, the $8 billion commercial finance company of Wells Fargo and Company. Mr. Easterly graduated from California State University, Fresno with a Bachelor of Science degree in Business Administration, magna cum laude. Mr. Easterly’s depth of experience investing in a variety of distressed and special situations transactions, as well as his extensive knowledge of the business and operations of TSSP, provides the Board with valuable insight and expertise.

Michael Fishman was appointed director and Chief Executive Officer of TSL in April 2011 and became Co-Chief Executive Officer in December 2013. Mr. Fishman has been an executive in corporate lending for more than 20 years with senior management experience in credit, portfolio management and primary loan originations.

Prior to joining TSL, Mr. Fishman was the Executive Vice President and National Director of Loan Originations for WFCF, formerly known as Wells Fargo Foothill and Foothill Capital Corporation. In this role, Mr. Fishman sat on the senior investment committee and was responsible for primary and secondary lending, loan distribution and syndications, strategic transactions and new lending products. From 2000 to 2007, he built the team that grew WFCF’s assets under management from approximately $2 billion to over $10 billion. Mr. Fishman has also contributed to various industry publications and panel discussions, and has sat on the board of the American Bankruptcy Institute. He holds a degree in Finance from Rochester Institute of Technology. Mr. Fishman’s extensive experience in the credit markets provides the Board with valuable industry-specific knowledge.

Equity Owned by Directors and Nominees in the Company

The following table sets forth the dollar range of equity securities of the Company beneficially owned by each director or director nominee as of March 27, 2015. The Company is not part of a “family of investment companies,” as that term is defined in the 1940 Act.

Dollar Range of our Common Stock Beneficially Owned (1) (2)
Interested Directors
Joshua Easterly	over $100,000
Michael Fishman	over $100,000
Independent Directors
Richard Higginbotham (Director Nominee)	—
John Ross	over $100,000
Ronald Tanemura (Director Nominee)	over $100,000

(1)	The dollar ranges used in the above table are $1—$10,000, $10,001—$50,000, $50,001—$100,000, or over $100,000.
(2)	Dollar ranges were determined using the number of shares that are beneficially owned as of March 27, 2015, multiplied by the closing sale price of the Company’s common stock as reported on the New York Stock Exchange (“NYSE”) as of March 27, 2015.

Litigation Involving Directors and Nominees Adverse to the Company

None.

Information Regarding Executive Officers Who Are Not Directors

Name	Age	Position	Officer Since
Jennifer Gordon	39	Vice President and Chief Compliance Officer	2015
Alan Kirshenbaum	43	Chief Financial Officer	2011
Jennifer Mello	40	Vice President and Secretary	2013
Robert Ollwerther	58	Chief Operating Officer	2014
Steven Pluss	52	Vice President	2014
David Stiepleman	43	Vice President	2011
Alan Waxman	40	Vice President	2011

Jennifer Gordon is a Vice President and Chief Compliance Officer of TSL. Since 2014, Ms. Gordon has been a Managing Director and the Chief Compliance Officer and Deputy Chief Operating Officer of TSSP. Prior to joining TSSP, from 2004 to 2014, she held various positions at Goldman, Sachs & Co., including most recently as Co-Head of Americas Securities Division Compliance. Ms. Gordon received her J.D. from Fordham University School of Law and B.A. from the University of Michigan.

Alan Kirshenbaum is Chief Financial Officer of TSL. Prior to being named Chief Financial Officer, Mr. Kirshenbaum was a Vice President of the Company since 2011. From 2011 to 2013, Mr. Kirshenbaum was Chief Financial Officer and Executive Director of TSSP. From 2007 to 2011, Mr. Kirshenbaum was the Chief Financial Officer of Natsource, a private investment firm. Mr. Kirshenbaum was a Managing Director, Chief Operating Officer and Chief Financial Officer of MainStay Investments from 2006 to 2007. Mr. Kirshenbaum joined Bear Stearns Asset Management, or BSAM, in 1999 and was BSAM’s Chief Financial Officer from 2003 to 2006. Prior to working at BSAM, Mr. Kirshenbaum worked in public accounting at KPMG from 1996 to 1999 and J.H. Cohn from 1994 to 1996. Mr. Kirshenbaum received a B.S. from Rutgers University and an M.B.A. from New York University’s Stern School of Business.

Jennifer Mello is a Vice President and Secretary of TSL. Previously, Ms. Mello also served as Chief Compliance Officer of TSL. Since 2012, Ms. Mello has been the General Counsel and a Principal of TSSP and, prior to joining TSSP, she was Deputy General Counsel of TPG. Prior to joining TPG, she was a senior attorney at the law firm of Cleary Gottlieb Steen & Hamilton LLP. Ms. Mello received her J.D. from Northwestern University School of Law and her B.S. from the Edmund A. Walsh School of Foreign Service at Georgetown University.

Robert Ollwerther is Chief Operating Officer of TSL. Since 2014, he has served as a Managing Director for TSSP. From 2013 to 2014, he was a senior advisor to TSSP. From 2008 to 2012, he was Chief Operating Officer of Avenue Capital Group, a global firm with over $13 billion in assets under management. Prior to that, Mr. Ollwerther spent over 25 years at Merrill Lynch in various senior leadership roles, most recently as Managing Director and Chief Operating Officer of the Hedge Fund Management & Development Group. He is a Certified Public Accountant with a B.S. from Fairfield University and an M.B.A. from New York University’s Stern School of Business.

Steven Pluss is a Vice President of TSL. He is also a TPG and TSSP Partner and has been the Chief Financial Officer and Chief Risk Officer of TSSP since 2013. Prior to joining TSSP, Mr. Pluss was a Managing Director and co-head of the Goldman Sachs Specialty Lending Group at Goldman, Sachs & Co., where he worked from 2004 to 2013. From 1999 to 2004, Mr. Pluss was a Partner, Founder and Managing Member of RTV Ventures, a special situations lending joint venture with Goldman, Sachs & Co. Mr. Pluss received a B.B.A from Texas A&M University and an M.B.A from Southern Methodist University.

David Stiepleman is a Vice President of TSL. He is also a TPG and TSSP Partner and has served as TSSP’s Chief Operating Officer since 2010. From 2007 to 2010, Mr. Stiepleman was a Managing Director and the Deputy General Counsel of Fortress Investment Group LLC, where he was the lead lawyer responsible for that firm’s new business initiatives. Prior to that, from 2003 to 2007, he was lead counsel to the Americas Special Situations Group and the Mortgages Department at Goldman, Sachs & Co. Mr. Stiepleman received a B.A. in French and Political Science from Amherst College and a J.D. from Columbia University.

Alan Waxman is a Vice President of TSL. Mr. Waxman is a TPG Partner and is a member of the TPG’s Executive Committee. He has been the Chief Investment Officer and TSSP Partner and Co-Chief Investment Officer of the Adviser from inception. Prior to joining TPG in 2009, Mr. Waxman was a Partner at Goldman, Sachs & Co. During his career at Goldman, Sachs & Co., he co-headed the Americas Special Situations Group, which invested Goldman’s capital in both the public markets and private transactions in distressed and special situations. Mr. Waxman began his career at Goldman, Sachs & Co. in 1998. He holds a B.A. in International Relations from the University of Pennsylvania, where he currently serves on their board of the School of Arts and Sciences.

CORPORATE GOVERNANCE

Our Board of Directors

Board Composition

Pursuant to our certificate of incorporation and our bylaws, our Board consists of five members. Pursuant to our bylaws, the Board may increase or decrease the number of directors to no fewer than four and no greater than nine. The Board is divided into three classes, with the members of each class each serving staggered, three-year terms. The terms of our Class I directors expire at the Meeting; the term of our Class II director will expire at the 2016 annual meeting of stockholders; and the terms of our Class III directors will expire at the 2017 annual meeting of stockholders.

Independent Directors

Pursuant to our certificate of incorporation, a majority of the Board will at all times consist of directors who are not “interested persons” of us, of the Adviser, or of any of our or its respective affiliates, as defined in the 1940 Act. Under Section 303A.00 of the NYSE Listed Company Manual, a director of a business development company (“BDC”) is considered to be independent if he or she is not an “interested person” of ours, as defined in Section 2(a)(19) of the 1940 Act. We refer to these directors as our “Independent Directors.”

Consistent with these considerations, after review of all relevant transactions and relationships between each director, or any of his or her family members, and us, the Adviser, or of any of our or its respective affiliates, the Board has determined that Messrs. Higginbotham, Ross and Tanemura qualify as Independent Directors. Each director who serves on the Audit Committee is an independent director under the applicable NYSE listing standards and for purposes of Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Each director who serves on the Compensation Committee and Nominating and Corporate Governance Committee is an independent director under the applicable NYSE listing standards.

Interested Directors

Messrs. Easterly and Fishman are considered “interested persons” (as defined in the 1940 Act) of the Company since both of them are employed by the Adviser. See “Proposal No. 1 Election of Directors – Biographical Information.”

Meetings and Attendance

Our Board met four times in 2014 and acted on various occasions by written consent. No incumbent director attended fewer than 75% of the aggregate of the total number of meetings of the Board (held during the period for which he has been a director) and the total number of meetings held by all committees of the Board on which he served (during the periods that he served).

Board Attendance at the Meeting

Our policy is to encourage our directors to attend each annual meeting of stockholders; however, attendance is not required. Messrs. Easterly and Fishman attended last year’s annual meeting of stockholders in person.

Board Leadership Structure and Role in Risk Oversight

Our Board monitors and performs an oversight role with respect to our business and affairs, including with respect to investment practices and performance, compliance with regulatory requirements and the services, expenses and performance of service providers to us. Among other things, our Board approves the appointment of our Adviser and our officers, reviews and monitors the services and activities performed by our investment adviser and our executive officers.

Our Board designates a chairman to preside over the meetings of the Board and to perform other duties as may be assigned to him by the Board. We do not have a fixed policy as to whether the chairman of the Board should be an Independent Director and believe that we should maintain the flexibility to select the chairman and reorganize the leadership structure, from time to time, based on the criteria that is in our best interests and the best interests of our stockholders at such times.

Presently, Mr. Easterly serves as the chairman of our Board. We believe that Mr. Easterly’s familiarity with our investment platform and extensive knowledge of the financial services industry qualifies him to serve as the chairman of our Board.

Our Board does not currently have a designated lead Independent Director. We are aware of the potential conflicts that may arise when a non-Independent Director is chairman of the Board, but believe these potential conflicts are offset by our strong corporate governance practices. Our corporate governance practices include regular meetings of the Independent Directors in executive session without the presence of interested directors and management, as well as the establishment of a Nominating and Corporate Governance Committee, a Compensation Committee and an Audit Committee, each consisting solely of Independent Directors for the purposes of the NYSE corporate governance rules and, in the case of the Audit Committee, Rule 10A-3 under the Exchange Act. During executive sessions, the chairman of the Audit Committee or his designee acts as presiding director. In addition, our corporate governance practices include the appointment of our Chief Compliance Officer, with whom the Independent Directors meet in executive session without the presence of interested directors and other members of management for administering our compliance policies and procedures. While certain non-management members of our Board currently participate on the boards of directors of other companies, we do not view their participation as excessive or as interfering with their duties on our Board.

The Board performs its risk oversight function primarily through its committees and monitoring by our Chief Compliance Officer in accordance with its compliance policies and procedures.

As described below in more detail under “ – Board Committees – Audit Committee,” the Audit Committee assists the Board in fulfilling its risk oversight responsibilities. The Audit Committee’s risk oversight responsibilities include overseeing our accounting and financial reporting processes, our systems of internal controls regarding finance and accounting, and audits of our financial statements. The Audit Committee also discusses with management our major financial risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies.

The Board also performs its risk oversight responsibilities with the assistance of the Chief Compliance Officer. Our Chief Compliance Officer prepares a written report annually discussing the adequacy and effectiveness of our compliance policies and procedures. The Chief Compliance Officer’s report, which is reviewed by the Board, addresses:

•	the adequacy of our compliance policies and procedures and certain of our service providers since the last report;

•	any material changes to these policies and procedures or recommended changes; and

•	any compliance matter that has occurred about which the Board would reasonably need to know to oversee our compliance activities and risks.

In addition, the Chief Compliance Officer meets separately in executive session with the Independent Directors periodically, typically every quarter, but in no event less than once each year.

We believe that the Board’s role in risk oversight is effective and appropriate given the extensive regulation to which we are already subject as a BDC. Specifically, as a BDC, we must comply with numerous regulatory requirements that control the levels of risk in its business and operations. The 1940 Act limits our ability to incur borrowings, issue debt securities or issue preferred stock unless after any borrowing or issuance the ratio of total assets (less total liabilities other than indebtedness) to total indebtedness plus preferred stock, is at least 200%. In addition, we generally have to invest at least 70% of our total assets in “qualifying assets” and, subject to certain exceptions, we generally are not permitted to invest in any portfolio company in which our affiliates currently has an investment. In addition, we have elected to be treated as a regulated investment company (“RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”). As a RIC, we must, among other things, meet certain source of income, asset diversification and distribution requirements.

Further, we believe that the Board’s structure and practices enhance its risk oversight because our Independent Directors separately meet in executive sessions with the Chief Compliance Officer and independent registered public accounting firm without any conflict that could be perceived to discourage critical review.

We believe that the Board’s role in risk oversight must be evaluated on a case-by-case basis and that its existing role in risk oversight is appropriate.

Communications with Directors

Our Board has established procedures whereby our stockholders and other interested parties may communicate with any member of our Board, the chairman of any of our Board committees or with our non-management directors as a group by mail addressed to the applicable directors or director group, in the care of the Secretary of the Company, Jennifer Mello, TPG Specialty Lending, Inc., 301 Commerce Street, Suite 3300, Fort Worth, TX 76102. Such communications should specify the intended recipient or recipients. All such communications, other than unsolicited commercial solicitations, will be forwarded to the appropriate director, or directors, for review.

In addition, information on how to report issues related to financial statement disclosures, accounting, internal accounting controls or auditing matters to our Board or the non-management directors via email is available on our website at http://www.tpgspecialtylending.com.

Board Committees

We currently have three standing committees: the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee.

Audit Committee

The Audit Committee operates pursuant to the Audit Committee Charter. The Audit Committee Charter sets forth the responsibilities of the Audit Committee. The primary function of the Audit Committee is to serve as an independent and objective party to assist the Board in fulfilling its responsibilities for our accounting and reporting processes and the audits of its financial statements by overseeing and monitoring:

•	the quality and integrity of our financial statements;

•	the adequacy of our system of internal controls;

•	the financial reporting process, including the valuation of investments, the review of the independence and performance of, as well as communicate openly with, our independent registered public accounting firm; and

•	our compliance with legal and regulatory requirements.

Our Audit Committee has the sole authority to approve the engagement, and review the performance of, our independent registered public accounting firm.

Our Board has designated Mr. Ross as an “audit committee financial expert” pursuant to the provisions of Item 407(d)(5) of Regulation S-K, and, pursuant to the Audit Committee Charter, our Audit Committee consists solely of members who are independent directors for the purposes of the applicable NYSE corporate governance rules and Rule 10A-3 under the Exchange Act.

Messrs. Ross, Higginbotham and Tanemura are members of the Audit Committee and Mr. Ross serves as Chairman. The Audit Committee held nine meetings in 2014 and acted on various occasions by written consent.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee operates pursuant to the Nominating and Corporate Governance Committee Charter. The Nominating and Corporate Governance Committee Charter sets forth the responsibilities of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for:

•	selecting, researching and nominating directors for election by our stockholders;

•	selecting nominees to fill vacancies on the Board or a committee of the Board;

•	developing and recommending to the Board a set of corporate governance principles; and

•	overseeing the evaluation of the Board and our management.

The Nominating and Corporate Governance Committee considers nominees to the Board recommended by a stockholder, if that stockholder complies with the advance notice provisions of our bylaws, as described below.

The members of the Nominating and Corporate Governance Committee are Messrs. Ross, Higginbotham and Tanemura, each of whom is independent for purposes of the NYSE corporate governance rules. Mr. Higginbotham serves as Chairman. The Nominating and Corporate Governance Committee was formed in connection with our initial public offering (“IPO”) in March 2014 and did not hold a meeting in 2014. The Nominating and Corporate Governance Committee will meet one time each year and at additional times as necessary to carry out its responsibilities.

Compensation Committee

The Compensation Committee operates pursuant to the Compensation Committee Charter. The Compensation Committee Charter sets forth the responsibilities of the Compensation Committee. The Compensation Committee is responsible for:

•	reviewing and approving the reimbursement by us of compensation paid by the Adviser or its affiliates pursuant to the terms of the investment advisory agreement entered into by and between the Company and the Adviser, as amended (the “Investment Advisory Agreement”) and the administration agreement entered into between us and the Adviser (the “Administration Agreement”);

•	overseeing and setting compensation for our directors; and

•	along with the Board, approving or renewing the Investment Advisory Agreement and Administration Agreement.

See “ – Compensation and Insider Participation – Compensation of Executive Officers.”

The members of the Compensation Committee are Messrs. Ross, Higginbotham and Tanemura, each of whom is independent for purposes of the NYSE corporate governance rules. Mr. Ross serves as Chairman. The Compensation Committee was formed in connection with our IPO in March 2014 and did not hold a meeting in 2014. The Compensation Committee will meet one time each year and at additional times as necessary to carry out its responsibilities.

IPO Committee

The IPO Committee, which was dissolved after our IPO, held one meeting in 2014. Messrs. Easterly, Fishman and Tanemura were members of the IPO Committee. Mr. Easterly served as Chairman.

Committee Charters

We maintain a corporate governance section on our website, which contains copies of the charters for the committees of our Board. The corporate governance section may be found at http://www.tpgspecialtylending.com in the “Investor Resources” section of our website. The corporate governance section contains the following documents, which are available in print to any stockholder who requests a copy in writing at 345 California Street, Suite 3300, San Francisco, CA 94104, Attention: TSL Investor Relations, or by emailing us at IRTSL@tpg.com:

•	Audit Committee Charter

•	Nominating and Corporate Governance Committee Charter

•	Compensation Committee Charter

In addition, our Code of Business Conduct and Ethics and our Corporate Governance Guidelines may be found at http://www.tpgspecialtylending.com in the “Investor Resources” section of our website and are available in print to any stockholder who requests a copy in writing.

Director Nominations

Nomination for election as a director may be made by, or at the direction of, the Nominating and Corporate Governance Committee or by stockholders in compliance with the procedures set forth in our bylaws.

Our bylaws provide the procedures to be followed by a stockholder desiring to make a director nomination. For a stockholder to properly bring any item of business before a meeting of stockholders, including nominations to serve as a director, the stockholder must give timely notice thereof in writing to our Secretary in compliance with the requirements of our bylaws. Stockholder notices or nominations for director should be made in writing to the Secretary of the Company, Jennifer Mello, TPG Specialty Lending, Inc., 301 Commerce Street, Suite 3300, Fort Worth, TX 76102. Please refer to the text of our bylaws (including Article II, paragraph (K)), which are on file with the SEC, and “Bylaw Requirements for Stockholder Submission of Nominations and Proposals” in this proxy statement for additional information.

In evaluating director nominees, the Nominating and Corporate Governance Committee considers, among others, the following factors:

•	the appropriate size and composition of our Board;

•	whether or not the person is an “interested person” of TSL as defined in Section 2(a)(19) of the 1940 Act;

•	the needs of TSL with respect to the particular talents and experience of its directors;

•	the knowledge, skills and experience of nominees in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board;

•	character and integrity;

•	familiarity with national and international business matters;

•	experience with accounting rules and practices;

•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members; and

•	any applicable laws, rules, regulations, and listing standards.

The Nominating and Corporate Governance Committee’s goal is to assemble a board that brings to TSL a variety of perspectives and skills derived from high-quality business and professional experience.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating and Corporate Governance Committee may also consider other factors as they may deem are in the best interests of TSL and its stockholders. The Board also believes it appropriate for certain key members of our management to participate as members of the Board.

The Nominating and Corporate Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination. If any member of the Board does not wish to continue in service or if the Nominating and Corporate Governance Committee decides not to re-nominate a member for re-election, the Nominating and Corporate Governance Committee identifies the desired skills and experience of a new nominee in light of the criteria above. The members of the Board are polled for suggestions as to individuals meeting the aforementioned criteria. Research may also be performed to identify qualified individuals. To date, we have not engaged third parties to identify or evaluate or assist in identifying potential nominees, although we reserve the right in the future to retain a third-party search firm, if necessary.

The Board has not adopted a formal policy with regard to the consideration of diversity in identifying director nominees. In determining whether to recommend a director nominee, the Nominating and Corporate Governance Committee considers and discusses diversity, among other factors, with a view toward the needs of the Board as a whole. The Board generally conceptualizes diversity expansively to include, without limitation, concepts such as race, gender, national origin, differences of viewpoint, professional experience, education, skill and other qualities that contribute to the Board when identifying and recommending director nominees. The Board believes that the inclusion of diversity as one of many factors considered in selecting director nominees is consistent with the Board’s goal of creating a Board that best serves the needs of TSL and the interests of our stockholders.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics which applies to, among others, our executive officers, including our Principal Executive Officers and Principal Financial Officer, as well as every officer, director and employee of the Company. There have been no material changes to our corporate code of ethics or material waivers of the code that apply to our Co-Chief Executive Officers or Chief Financial Officer. Our Code of Business Conduct and Ethics can be accessed on our website at http://www.tpgspecialtylending.com.

Involvement in Certain Legal Proceedings

None.

Election of Officers

Our Board elects our officers and our officers serve until their resignation or termination or until their successors are duly elected and qualified.

Compensation and Insider Participation

Compensation of Independent Directors

We pay each Independent Director the following amounts for serving as a director:

•	a $100,000 annual retainer (which was $75,000 prior to the IPO);

•	$2,500 for each meeting of the Board attended;

•	$1,000 for each committee meeting of ours attended; and

•	an additional fee of $5,000 per year for the chairman of the Audit Committee.

During the year ended December 31, 2014, we also reimbursed directors for certain out-of-pocket expenses each Independent Director incurred in connection with the fulfillment of his duties as an Independent Director.

The following table sets forth information concerning total compensation earned by or paid to each of our Independent Directors during the fiscal year ended December 31, 2014:

	Fees Earned or Paid in Cash	Total
Richard Higginbotham	$112,750	$112,750
John Ross	$119,625	$119,625
Ronald Tanemura	$110,250	$110,250

Compensation of Executive Officers

We do not currently have any employees and do not expect to have any employees. Services necessary for our business are provided by individuals who are employees of the Adviser or its affiliates or by subcontractors, pursuant to the terms of the Investment Advisory Agreement and the Administration Agreement. Each of our executive officers is an employee of the Adviser or its affiliates. Our day-to-day investment operations are managed by the Adviser. Most of the services necessary for the origination and administration of our investment portfolio are provided by investment professionals employed by the Adviser or its affiliates or by subcontractors.

None of our executive officers receives direct compensation from us. We reimburse the Adviser or its affiliates for an allocable portion of the compensation paid by the Adviser or its affiliates to our Chief Compliance Officer, Chief Financial Officer, and other professionals who spend time on such related activities (based on the percentage of time those individuals devote, on an estimated basis, to our business and affairs). Certain of our executive officers and other members of our investment team, through their ownership interest in or management positions with the Adviser or its affiliates, are entitled to a portion of any profits earned by the Adviser, which includes any fees payable to the Adviser under the terms of our Investment Advisory Agreement, less expenses incurred by the Adviser in performing its services under our Investment Advisory Agreement. The Adviser or its affiliates may pay additional salaries, bonuses, and individual performance awards or individual performance bonuses to our executive officers in addition to their ownership interest.

Our Investment Adviser and Administrator

TSL Advisers, LLC is our external manager. Our Adviser is a Delaware limited liability company. Our Adviser acts as our investment adviser and administrator, and is a registered investment adviser with the SEC under the Investment Advisers Act of 1940, as amended (the “Advisers Act”).

Our Adviser sources and manages our portfolio through our investment team, a dedicated team of investment professionals predominately focused on us. Our investment team is led by our Chairman and Co-Chief Executive Officer and our Adviser’s Co-Chief Investment Officer Joshua Easterly, our Co-Chief Executive Officer Michael Fishman and our Adviser’s Co-Chief Investment Officer Alan Waxman, all of whom have substantial experience in credit origination, underwriting and asset management. Our investment decisions are made by an investment review committee (the “Investment Review Committee”), which includes senior personnel of our Adviser and TSSP. The members of the Investment Review Committee are Joshua Easterly, Michael Fishman, Alan Waxman and David Stiepleman.

TSSP is the special situations and credit platform of TPG Global, LLC, or “TPG,” and encompasses TPG Specialty Lending, Inc. TPG Opportunities Partners and TSSP Adjacent Opportunities Partners, which invest in special situations and distressed investments across the credit cycle, Austin Credit Macro, which is focused on macro credit opportunities, and TPG Institutional Credit Partners, which is a “public-side” credit investment platform focused on investment opportunities in the broadly syndicated leveraged loan markets. TSSP had over

$11 billion of assets under management as of December 31, 2014. TSSP has extensive experience with highly complex, global public and private investments executed through primary originations, secondary market purchases and restructurings, and has a team of over 100 investment and operating professionals as of March 31, 2015. Twenty six (26) of these personnel are dedicated to our business, including 19 investment professionals.

TPG is a leading global private investment firm founded in 1992 with $67 billion of assets under management as of December 31, 2014, and offices in San Francisco, Fort Worth, New York and throughout the world. In addition to TSSP, TPG’s investment business includes discrete investment platforms focused on a range of alternative investment products, including TPG Capital, which is TPG’s flagship large capitalization private equity business and focuses on global investments across all major industry sectors; TPG Growth, which invests in small- and middle-market growth equity and corporate opportunities in all major industry sectors in North America and in other developed and emerging markets; TPG Biotechnology Partners, which invests in early- and late-stage venture capital opportunities in the biotechnology and related life sciences industries; and TPG Real Estate, which is the real estate platform of TPG. TPG has extensive experience with global public and private investments executed through leveraged buyouts, recapitalizations, spinouts, growth investments, joint ventures and restructurings, and has a team of over 250 professionals.

Our Adviser consults with TSSP and TPG in connection with a substantial number of our investments. The TSSP and TPG platforms provide us with a breadth of large and scalable investment resources. We believe we benefit from their market expertise, insights into sector and macroeconomic trends and intensive due diligence capabilities, which help us discern market conditions that vary across industries and credit cycles, identify favorable investment opportunities and manage our portfolio of investments.

The Adviser’s address is 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.

Certain Relationships and Related Party Transactions

Transactions with Related Persons

Relationship with TPG

Our investment activities are managed by our Adviser, which is responsible for sourcing, researching and structuring potential investments, monitoring our portfolio companies and providing operating, managerial and administrative assistance to us and to our portfolio companies as required.

The Adviser is registered under the Advisers Act and is an affiliate of TSSP and TPG. Other affiliates of TSSP and TPG are also registered investment advisers and provide investment advisory services to a number of private investment funds. In addition, TSSP, TPG and their affiliates engage in a broad range of other investment activities, including pursuing investments for their own account and for the account of associated funds and providing other services to these funds and their portfolio companies. The Adviser held 2,799,817 shares, or 5.1%, of our common stock as of March 27, 2015.

The Adviser entered into a purchase agreement (the “Adviser 10b5-1 Plan”), in accordance with Rules 10b5-1 and 10b-18 under the Exchange Act, under which Goldman, Sachs & Co., as agent for the Adviser, would buy up to $25 million in the aggregate of our common stock during the period beginning April 23, 2014 and ending on the earlier of the date on which all the capital committed to the Adviser 10b5-1 Plan had been exhausted or December 31, 2014, subject to certain conditions. The Adviser 10b5-1 Plan expired in accordance with its terms on December 31, 2014. During the year ended December 31, 2014, 300 shares were purchased under the Adviser 10b5-1 Plan.

We believe we benefit from the Adviser’s relationships with TSSP and TPG. The Adviser has access to the contacts and industry knowledge of TSSP’s and TPG’s investment professionals, and is also able to consult with TSSP and TPG investment professionals on specific industry issues, trends and other matters to complement our investment process. However, the Adviser and members of the Investment Review Committee are expected to face a number of actual and potential conflicts of interest involving us, TSSP, TPG and other private investment funds affiliated with TSSP and TPG, including conflicts in the allocation of investment opportunities among us and other TSSP and TPG vehicles, as well as in their time and attention requirements as to these other vehicles. Additionally, various potential and actual conflicts of interest may arise from the overall advisory, investment and other activities of the Adviser, its affiliates, including TSSP and TPG, and their respective clients.

Allocations of Loan Origination Investment Opportunities

Certain members of the Adviser’s senior management and the Investment Review Committee are and will continue to be active in other investment funds affiliated with TSSP and TPG that pursue investment opportunities that could overlap with those pursued by us. However, TSSP and TPG will refer all middle-market loan origination activities for companies domiciled in the United States to us and conduct those activities through us. By origination activities, we mean underwriting and initially funding a loan, as compared with purchasing a loan from another party. The Adviser will determine whether it would be permissible, advisable or otherwise appropriate for us to pursue a particular investment opportunity allocated to us by TSSP and TPG. For example, certain loan origination investment opportunities may not be suitable for us if they would cause us to violate asset coverage or concentration limitations imposed by the 1940 Act or the Code, be ineligible for financing under our financing arrangements, pose adverse legal, regulatory or tax risks, constrain our resources to make future investments, involve inappropriate investment risk or otherwise be inappropriate or inadvisable as an investment for us. If the Adviser deems participation in an investment allocated to us to be appropriate, it will determine an appropriate size for our investment.

In general, allocation determinations for us and funds affiliated with TSSP and TPG begin with a preliminary assessment by the legal department of TPG as to whether a particular investment opportunity is required to be allocated to a particular fund or investment vehicle, including us, or prohibited from being allocated to a particular fund or vehicle.

TPG’s legal department makes its preliminary assessment as to whether a particular investment opportunity is required to be allocated to us or any TPG-managed fund or investment vehicle, including us, prior to, or promptly following, the initial discussion of the potential investment at a meeting of our or the relevant fund’s investment review committee when it appears that pursuit of the investment is reasonably probable. The legal department delivers its preliminary assessment to TPG’s allocation team (or a member thereof). The allocation team is comprised of five of TPG’s senior professionals with a scope of responsibilities across all business units of TPG. The team is charged with ensuring that investment opportunities are allocated to us or the appropriate TPG fund. The legal department’s determination that an investment opportunity is required to be allocated to us or another fund is the presumptive final allocation decision.

Exemptive Relief

We may also be prohibited under the 1940 Act from knowingly participating in certain transactions with our affiliates, including our officers, directors, investment adviser, and principal underwriters, and certain of their affiliates, without the prior approval of the members of our Board who are not interested persons and, in some cases, prior approval by the SEC through an exemptive relief order (other than in certain limited situations pursuant to current regulatory guidance).

On December 16, 2014, we were granted an exemptive relief order from the SEC that, if certain conditions are met, allows us to co-invest with affiliates of TSSP and TPG in middle-market loan origination activities for companies domiciled in the United States and certain “follow-on” investments in companies in which we have already co-invested pursuant to the order and remain invested. These conditions include, among others, prior approval by a majority of our Independent Directors. The terms and conditions of the investment applicable to any affiliates of TSSP and TPG also must be the same as those applicable to us.

Pursuant to the exemptive relief order, to the extent the size of an investment opportunity exceeds the amount our Adviser has independently determined is appropriate for us to invest, our affiliates may be able to co-invest with us, subject to the approval of a majority of our Independent Directors. We believe our ability to co-invest with TSSP and TPG affiliates will be particularly useful where we identify larger capital commitments than otherwise would be appropriate for us. We expect that with the ability to co-invest with TSSP and TPG affiliates we will be able to provide “one-stop” financing to a potential portfolio company in these circumstances, which may allow us to capture opportunities where we alone could not commit the full amount of required capital or would have to spend additional time to locate unaffiliated co-investors.

Further, in accordance with the exemptive relief order, we have undertaken that, in connection with any commitment to a co-investment or follow-on investment, a “required majority” (as defined in Section 57(o) of the 1940 Act) of Independent Directors must make certain conclusions, including that:

•	the terms of the proposed transaction (including the consideration to be paid) are reasonable and fair to us and our stockholders and do not involve overreaching of us or our stockholders on the part of any person concerned;

•	the transaction is consistent with the interests of our stockholders and our investment strategies and policies;

•	the investment by our affiliate would not disadvantage us, and our participation is not on a basis different from or less advantageous than that of our affiliate; and

•	our investment will not benefit any affiliate other than the affiliate participating in the investment, and as otherwise permitted by the order.

Allocation of Non-Loan Origination Investment Opportunities

While we seek to generate current income primarily in U.S.-domiciled middle-market companies through direct originations of senior secured loans, we may also invest up to 30% of our portfolio opportunistically in securities or other instruments of issuers not deemed eligible portfolio companies under the 1940 Act. These opportunities may include, among other things, debt issued by companies located outside the United States, publicly and privately traded debt and equity securities of companies listed on a national securities exchange with a market capitalization of $250 million or more, certain high yield bonds and other instruments or assets (including consumer and commercial loans). Many of these opportunities may be required to be offered to, or may be otherwise suitable for, other TPG funds or investment vehicles, including TSSP funds and investment vehicles. In the event that TSSP or TPG are not required to, and otherwise determine not to, direct these investment opportunities to an affiliated fund, we may be permitted to take them. The decision to allocate an opportunity as between us and other TSSP and TPG vehicles will take into account various factors that TSSP, TPG and our Adviser deem appropriate.

Our ability to pursue investment opportunities other than those for middle-market loan originations for companies domiciled in the United States is subject to the allocation decisions by TSSP and TPG senior professionals. Such non-loan origination opportunities may be required to be offered to, or may be otherwise suitable for, other TPG funds or investment vehicles, including TSSP funds and investment vehicles. As a result, the Adviser and its affiliates may face conflicts in allocating investment opportunities between us and those other entities. It is possible that we may not be given the opportunity to participate in certain investments made by TSSP or TPG vehicles that would otherwise be suitable for us. For example, TSSP has organized a separate investment vehicle aimed specifically at European middle-market loan originations and may in the future organize vehicles aimed at other loan origination opportunities outside our primary focus.

If TPG and the Adviser were to determine that an investment that is not a middle-market loan origination for a company domiciled in the United States is appropriate both for us and for one or more other TSSP or TPG vehicles, we would only be able to make the investment in conjunction with another such vehicle if we receive an order from the SEC permitting us to do so or the investment is otherwise permitted under relevant SEC guidance.

The Adviser believes this allocation system is fair and equitable, and consistent with its fiduciary duty to us. In particular, we have disclosed to investors that TSSP and TPG will refer to us all middle-market loan origination activities for companies domiciled in the United States. In addition, we have disclosed how allocation determinations are made among TSSP and TPG vehicles in connection with other opportunities, including those circumstances in which the Adviser may be required to offer them to these affiliated vehicles.

Administrator

The Adviser also serves as our administrator. The administrator, on behalf of us and at our expense, may retain one or more service providers that may also be affiliates of TPG to serve as sub-administrator, custodian, accounting agent, investor services agent, transfer agent or other service provider for us. Any fees we pay, or indemnification obligations we undertake, in respect of the administrator and those other service providers that are TPG affiliates, will be set at arm’s length and approved by the Independent Directors.

Fees

In the course of our investing activities, we pay fees to the Adviser, incur direct expenses and reimburse the Adviser for certain expenses it incurs.

Certain Business Relationships

Certain of our current directors and officers are directors or officers of the Adviser or its affiliates. See “Proposal No. 1 Election of Directors – Biographical Information.”

Indebtedness of Management

None.

Related-Party Transactions

Investment Advisory Agreement; Administration Agreement; License Agreement

On April 15, 2011, we entered into the Investment Advisory Agreement with our Adviser. The Investment Advisory Agreement was subsequently amended on December 12, 2011.

Under the Investment Advisory Agreement, the Adviser:

•	determines the composition of our portfolio, the nature and timing of the changes to our portfolio and the manner of implementing those changes;

•	identifies, evaluates and negotiates the structure of the investments we make (including performing due diligence on our prospective portfolio companies);

•	determines the assets we will originate, purchase, retain or sell;

•	closes, monitors and administers the investments we make, including the exercise of any rights in our capacity as a lender or equity holder; and

•	provides us other investment advisory, research and related services as we may, from time to time, reasonably require for the investment of our funds, including providing operating and managerial assistance to us and our portfolio companies, as required.

The Adviser’s services under the Investment Advisory Agreement are not exclusive, and the Adviser is free to furnish similar or other services to others so long as its services to us are not impaired.

Under the terms of the Investment Advisory Agreement, we pay the Adviser a base management fee (the “Management Fee”) and may also pay certain incentive fees (the “Incentive Fees”).

The Management Fee is calculated at an annual rate of 1.5% based on the average value of our gross assets calculated using the values at the end of the two most recently completed calendar quarters, adjusted for any share issuances or repurchases during the period. The Management Fee is payable quarterly in arrears and is prorated for any partial month or quarter.

For the year ended December 31, 2014, Management Fees were $18.3 million, of which $2.5 million were waived. Until our initial public offering, or IPO, in March 2014, the Adviser had waived its right to receive the Management Fee in excess of the sum of (i) 0.25% of aggregate committed but undrawn capital and (ii) 0.75% of aggregate drawn capital (including capital drawn to pay our expenses) as determined as of the end of any calendar quarter. Any waived Management Fees were not subject to recoupment by the Adviser. Following the IPO, the Adviser has not waived its right to receive the full Management Fee and accordingly, we will be required to continue to pay the full amount of the Management Fee.

The Incentive Fee consists of two parts, as follows:

(i)	Through March 31, 2014, the quarter in which we completed our IPO, the first component, payable at the end of each quarter in arrears, equaled 100% of the pre-Incentive Fee net investment income in excess of a 1.5% quarterly “hurdle rate,” the calculation of which is further explained below, until the Adviser had received 15% of the total pre-Incentive Fee net investment income for that quarter and, for pre-Incentive Fee net investment income in excess of 1.76% quarterly, 15% of all remaining pre-Incentive Fee net investment income for that quarter. The 100% “catch-up” provision for pre-Incentive Fee net investment income in excess of the 1.5% “hurdle rate” is intended to provide the Adviser with an incentive fee of 15% on all pre-Incentive Fee net investment income when that amount equals 1.76% in a quarter (7.04% annualized), which was the rate at which catch-up was achieved. Once the “hurdle rate” was reached and catch-up was achieved, 15% of any pre-Incentive Fee net investment income in excess of 1.76% in any quarter was payable to the Adviser.

Beginning April 1, 2014, the first quarter after our IPO, the first component, payable at the end of each quarter in arrears, equals 100% of the pre-Incentive Fee net investment income in excess of a 1.5% quarterly “hurdle rate,” the calculation of which is further explained below, until the Adviser has received 17.5% of the total pre-Incentive Fee net investment income for that quarter and, for pre-Incentive Fee net investment income in excess of 1.82% quarterly, 17.5% of all remaining pre-Incentive Fee net investment income for that quarter. The 100% “catch-up” provision for pre-Incentive Fee net investment income in excess of the 1.5% “hurdle rate” is intended to provide the Adviser with an incentive fee of 17.5% on all pre-Incentive Fee net investment income when that amount equals 1.82% in a quarter (7.28% annualized), which is the rate at which catch-up is achieved. Once the “hurdle rate” is reached and catch-up is achieved, 17.5% of any pre-Incentive Fee net investment income in excess of 1.82% in any quarter is payable to the Adviser.

Pre-Incentive Fee net investment income means dividends (including reinvested dividends), interest and fee income accrued by us during the calendar quarter, minus our operating expenses for the quarter (including the Management Fee, expenses payable under the Administration Agreement to the Administrator, and any interest expense and dividends paid on any issued and outstanding preferred stock, but excluding the Incentive Fee). Pre-Incentive Fee net investment income includes, in the case of investments with a deferred interest feature (such as original issue discount, debt instruments with pay-in-kind interest and zero coupon securities), accrued income that we may not have received in cash. Pre-Incentive Fee net investment income does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation.

(ii)

The second component, payable at the end of each fiscal year in arrears, equaled 15% through March 31, 2014, and beginning April 1, 2014, equals a weighted percentage of cumulative realized capital gains from our inception to the end of that fiscal year, less cumulative realized capital losses and unrealized capital depreciation. We refer to this component of the Incentive Fee as the Capital Gains Fee. Each year, the fee paid for this component of the Incentive Fee is net of the aggregate amount of any previously paid Capital Gains Fee for prior periods. For capital gains that accrue following March 31, 2014, the Incentive Fee rate is 17.5%. We accrue, but do not pay, a Capital Gains Incentive Fee with respect to unrealized appreciation because a Capital Gains Incentive Fee would be owed to the Adviser if we were to sell the relevant investment and realize a capital gain. The weighted percentage is intended to ensure that for each fiscal year following the completion of the IPO, the portion of our realized capital gains that accrued prior to March 31, 2014 is subject to an Incentive Fee rate of 15% and the portion of our realized capital gains that accrued beginning April 1, 2014 is subject to an Incentive Fee rate of 17.5%.

To determine whether pre-Incentive Fee net investment income exceeds the hurdle rate, prior to the IPO, the pre-Incentive Fee net investment income was expressed as a rate of return on an average daily hurdle calculation value. The average daily hurdle calculation value, on any given day, equaled:

•	our net assets as of the end of the calendar quarter immediately preceding the day; plus

•	the aggregate amount of capital drawn from investors (or reinvested pursuant to our dividend reinvestment plan) from the beginning of the current quarter to the day; minus

•	the aggregate amount of distributions (including share repurchases) made by us from the beginning of the current quarter to the day (but only to the extent the distributions were not declared and accounted for on our books and records in a previous quarter).

Following the IPO, for purposes of determining whether pre-Incentive Fee net investment income exceeds the hurdle rate, pre-Incentive Fee net investment income is expressed as a rate of return on the value of our net assets at the end of the immediately preceding calendar quarter.

Pre-Incentive Fee net investment income does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation. Because of the structure of the Incentive Fee, it is possible that we may pay an Incentive Fee in a quarter in which we incur a loss. For example, if we receive pre-Incentive Fee net investment income in excess of the quarterly minimum hurdle rate, we will pay the applicable Incentive Fee even if we have incurred a loss in that quarter due to realized and unrealized capital losses. In addition, because the quarterly minimum hurdle rate is calculated based on our net assets, decreases in our net assets due to realized or unrealized capital losses in any given quarter may increase the likelihood that the hurdle rate is reached and therefore the likelihood of us paying an Incentive Fee for that quarter. Our net investment income used to calculate this component of the Incentive Fee is also included in the amount of our gross assets used to calculate the Management Fee because gross assets are total assets (including cash received) before deducting liabilities (such as declared dividend payments).

We accrue the Incentive Fee taking into account unrealized gains and losses; however, Section 205(b)(3) of the Advisers Act, as amended, prohibits the Adviser from receiving the payment of fees until those gains are realized, if ever. There can be no assurance that such unrealized gains will be realized in the future. For the year ended December 31, 2014, Incentive Fees were $17.8 million, comprised of fees related to pre-incentive fee net investment income of $20.8 million offset by ($2.9) million of incentive fees related to capital gains and losses attributable to unrealized losses on investments and realized losses on foreign exchange transactions.

On November 3, 2014, the Board renewed the Investment Advisory Agreement. Unless earlier terminated as described below, the Investment Advisory Agreement will remain in effect until November 3, 2015, and may be extended subject to required approvals. The Investment Advisory Agreement will automatically terminate in the event of an assignment and may be terminated by either party without penalty on 60 days’ written notice to the other party.

The December 12, 2011 amendment to the Investment Advisory Agreement revised the base against which the 1.5% hurdle rate is measured when calculating the Adviser’s entitlement to receive a portion of our pre-

Incentive Fee net investment income in any given calendar quarter. The amendment applied retroactively to October 1, 2011. Since the completion of our IPO, the base against which the hurdle rate is calculated is determined as described above in this section.

Our Board monitors the mix and performance of our investments over time and seeks to satisfy itself that the Adviser is acting in our interests and that our fee structure appropriately incentivizes the Adviser to do so.

On March 15, 2011, we entered into the Administration Agreement with our Adviser. Under the terms of the Administration Agreement, the Adviser provides administrative services to us. These services include providing office space, equipment and office services, maintaining financial records, preparing reports to stockholders and reports filed with the SEC, and managing the payment of expenses and the performance of administrative and professional services rendered by others. Certain of these services are reimbursable to the Adviser under the terms of the Administration Agreement. See “ – Payment of Our Expenses” below. In addition, the Adviser is permitted to delegate its duties under the Administration Agreement to affiliates or third parties and we pay or reimburse the Adviser expenses incurred by any such affiliates or third parties for work done on our behalf. For the year ended December 31, 2014, we incurred expenses of $2.7 million for administrative services payable under the terms of the Administration Agreement.

On November 3, 2014, the Board renewed the Administration Agreement. Unless earlier terminated as described below, the Administration Agreement will remain in effect until November 3, 2015, and may be extended subject to required approvals. The Administration Agreement may be terminated by either party without penalty on 60 days’ written notice to the other party.

No person who is an officer, director or employee of the Adviser or its affiliates and who serves as our director receives any compensation from us for his or her services as a director. However, we reimburse the Adviser or its affiliates for an allocable portion of the compensation paid by the Adviser or its affiliates to our Chief Compliance Officer, Chief Financial Officer, and other professionals who spend time on such related activities (based on the percentage of time those individuals devote, on an estimated basis, to our business and affairs). Directors who are not affiliated with the Adviser receive compensation for their services and reimbursement of expenses incurred to attend meetings.

United States federal and state securities laws may impose liability under certain circumstances on persons who act in good faith. Nothing in the Investment Advisory Agreement will constitute a waiver or limitation of any rights that we may have under any applicable federal or state securities laws.

We also have a license agreement with an affiliate of TPG, pursuant to which we have been granted a non-exclusive license to use the TPG name and logo, for a nominal fee, for so long as the Adviser or one of its affiliates remains our investment adviser. Other than with respect to this limited license, we have no legal right to the “TPG” name or logo.

Payment of Our Expenses

The costs associated with our Investment Team and staff of the Adviser, when and to the extent engaged in providing us investment advisory and management services are paid for by the Adviser.

We bear all other costs and expenses of our operations, administration and transactions, including those relating to:

•	calculating individual asset values and our net asset value (including the cost and expenses of any independent valuation firms);

•	expenses, including travel expenses, incurred by the Adviser, or members of our Investment Team, or payable to third parties, in respect of due diligence on prospective portfolio companies and, if necessary, in respect of enforcing our rights with respect to investments in existing portfolio companies;

•	the costs of any public offerings of our common stock and other securities, including registration and listing fees;

•	the Management Fee and any Incentive Fee;

•	certain costs and expenses relating to distributions paid on our shares;

•	administration fees payable under our Administration Agreement;

•	debt service and other costs of borrowings or other financing arrangements;

•	the Adviser’s allocable share of costs incurred in providing significant managerial assistance to those portfolio companies that request it;

•	amounts payable to third parties relating to, or associated with, making or holding investments;

•	transfer agent and custodial fees;

•	costs of hedging;

•	commissions and other compensation payable to brokers or dealers;

•	taxes;

•	Independent Director fees and expenses;

•	costs of preparing financial statements and maintaining books and records and filing reports or other documents with the SEC (or other regulatory bodies) and other reporting and compliance costs, and the compensation of professionals responsible for the preparation of the foregoing, including the allocable portion of the compensation of our Chief Compliance Officer, Chief Financial Officer, and other professionals who spend time on those related activities (based on the percentage of time those individuals devote, on an estimated basis, to our business and affairs);

•	the costs of any reports, proxy statements or other notices to our stockholders (including printing and mailing costs), the costs of any stockholders’ meetings and the compensation of investor relations personnel responsible for the preparation of the foregoing and related matters;

•	our fidelity bond;

•	directors and officers/errors and omissions liability insurance, and any other insurance premiums;

•	indemnification payments;

•	direct costs and expenses of administration, including audit, accounting, consulting and legal costs; and

•	all other expenses reasonably incurred by us in connection with making investments and administering our business.

In addition, from time to time, the Adviser pays amounts owed by us to third-party providers of goods or services, including the Board. We subsequently reimburse the Adviser for those amounts paid on our behalf. Amounts payable to the Adviser are settled in the normal course of business without formal payment terms. We also reimburse the Adviser for the allocable portion of the compensation paid by the Adviser or its affiliates to our Chief Compliance Officer, Chief Financial Officer, and other professionals who spend time on those related activities (based on the percentage of time those individuals devote, on an estimated basis, to our business and affairs).

All of the expenses described above are ultimately borne by our stockholders.

Duration and Termination

Unless earlier terminated as described below, both the Investment Advisory Agreement and the Administration Agreement will remain in effect until November 3, 2015, and each may be extended subject to required approvals. Each agreement will remain in effect from year to year thereafter if approved annually by our Board or by the affirmative vote of the holders of a majority of our outstanding voting securities, and, in either case, if also approved by a majority of our Independent Directors. The Investment Advisory Agreement automatically terminates in the event of its assignment, as defined in the 1940 Act, by the Adviser. Each agreement may be terminated by either party without penalty on 60 days’ written notice to the other party. The holders of a majority of our outstanding voting securities may also terminate each agreement without penalty on 60 days’ written notice.

Indemnification

The Investment Advisory Agreement and the Administration Agreement provide that the Adviser and its members, managers, officers, employees, agents, controlling persons and any other person or entity affiliated with it shall not be liable to us for any action taken or omitted to be taken by the Adviser in connection with the performance of any of its duties or obligations under the Investment Advisory Agreement, the Administration Agreement or otherwise as an investment adviser of ours (except to the extent specified in Section 36(b) of the 1940 Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings) with respect to the receipt of compensation for services). We will, to the fullest extent permitted by law, provide indemnification and the right to the advancement of expenses, to each person who was or is made a party or is threatened to be made a party to or is involved (including, without limitation, as a witness) in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, because he or she is or was a member, manager, officer, employee, agent, controlling person or any other person or entity affiliated with the Adviser, including without limitation the Administrator, or is or was a member of the Adviser’s Investment Review Committee, on the same general terms set forth in our certificate of incorporation. Our obligation to provide indemnification and advancement of expenses is subject to the requirements of the 1940 Act and Investment Company Act Release No. 11330, which, among other things, preclude indemnification for any liability (whether or not there is an adjudication of liability or the matter has been settled), arising by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of duties, and require reasonable and fair means for determining whether indemnification will be made.

Board Approval of the Investment Advisory Agreement

Our Board, including our Independent Directors, and holders of a majority of our outstanding securities, approved our Investment Advisory Agreement in December 2011. Our Board, including a majority of the Independent Directors, renewed it in November 2014. In its consideration of the Investment Advisory Agreement at the time of approval and renewal, the Board focused on information it had received relating to, among other things:

•	the nature, quality and extent of the advisory and other services to be provided to us by the Adviser;

•	our investment performance and the performance of the Adviser;

•	the extent to which economies of scale would be realized as we grow, and whether the fees payable under the Investment Advisory Agreement reflect these economies of scale for the benefit of our stockholders;

•	comparative data with respect to advisory fees or similar expenses paid by other BDCs with similar investment objectives;

•	our projected operating expenses and expense ratio compared to BDCs with similar investment objectives;

•	any existing and potential sources of indirect income to the Adviser from its relationships with us and the profitability of those income sources;

•	information about the services to be performed and the personnel performing those services under the Investment Advisory Agreement;

•	the organizational capability and financial condition of the Adviser and its respective affiliates; and

•	the possibility of obtaining similar services from other third-party service providers or through an internally managed structure.

The Board also takes into consideration the reimbursement of expenses incurred by the Adviser on our behalf, which expenses include travel expenses, when determining whether to approve renewal of the Investment Advisory Agreement and the Administration Agreement.

Based on the information reviewed and the discussion thereof, the Board, including a majority of the Independent Directors, concluded that the investment advisory fee rates are reasonable in relation to the services to be provided.

Review, Approval or Ratification of Transactions with Related Persons

The Audit Committee is required to review and approve any transactions with related persons (as such term is defined in Item 404 of Regulation S-K).

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, as defined under the Exchange Act, and persons who own more than 10% of a registered class of our equity securities to file initial reports of ownership and reports of changes in ownership with the SEC. Such executive officers, directors and stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of such forms furnished to us and written representations from our directors and executive officers, all persons subject to the reporting requirements of Section 16(a) filed all required reports on a timely basis in 2014, except for a late Form 3 required to be filed pursuant to Section 16(a) of the Exchange Act by Steven Pluss, in his capacity as an executive officer of the Company.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected KPMG LLP to serve as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2015. While the Audit Committee is responsible for the appointment, compensation, retention, termination and oversight of the independent auditor, we are requesting, as a matter of good corporate governance, that the stockholders ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain KPMG LLP and may retain that firm or another without re-submitting the matter to our stockholders. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year.

KPMG LLP’s representatives are expected to be available telephonically for the Meeting and will have an opportunity to make a statement, if they so desire, as well as to respond to appropriate questions asked by our stockholders.

The Board recommends that our stockholders vote “FOR” ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015.

Fees Paid to KPMG LLP

Audit Fees

For the year ended December 31, 2014, the aggregate fees billed by KPMG LLP for the audit of our consolidated financial statements, review of our interim financial statements and other professional services related to SEC registration statements were $963,500. In addition, we reimbursed KPMG LLP $13,000 for out-of-pocket expenses incurred in the performance of audit services.

For the year ended December 31, 2013, the aggregate fees billed by KPMG LLP for the audit of our consolidated financial statements, review of our interim financial statements and other professional services related to SEC registration statements were $885,000. In addition, we reimbursed KPMG LLP $13,401 for out-of-pocket expenses incurred in the performance of audit services.

Audit-Related Fees

For the year ended December 31, 2014, the aggregate fees billed by KPMG LLP for audit-related services, which consist of assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements, but which are not reportable as Audit Fees, were $28,000.

For the year ended December 31, 2013, the aggregate fees billed by KPMG LLP for audit-related services, which consist of assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements, but which are not reportable as Audit Fees, were $45,000.

Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and that are traditionally performed by the independent auditor.

Tax Fees

For the year ended December 31, 2014, the aggregate fees billed by KPMG LLP for tax compliance, tax advice and tax planning services were $229,000.

For the year ended December 31, 2013, the aggregate fees billed by KPMG LLP for tax compliance, tax advice and tax planning services were $132,000.

Tax services include tax compliance, tax planning, and tax advice.

All Other Fees

For the year ended December 31, 2014, the fees billed for services rendered by KPMG LLP not reportable as Audit Fees, Audit-Related Fees or Tax Fees were $135,000. We paid these fees in connection with due diligence on a prospective portfolio company investment. These fees were reimbursed to us by the portfolio company.

For the year ended December 31, 2013, the fees billed for services rendered by KPMG LLP not reportable as Audit Fees, Audit-Related Fees or Tax Fees were $165,000. We paid these fees in connection with due diligence on a prospective portfolio company investment. These fees were reimbursed to us by the portfolio company.

The services provided by KPMG LLP described in “Audit-Related Fees,” “Tax Fees” and “All Other Fees” above, were approved by the Audit Committee according to applicable SEC rules. The Audit Committee has determined the rendering of the above-mentioned non-audit services by KPMG LLP was compatible with maintaining our independent registered public accounting firm’s independence.

Auditor Independence

The Audit Committee has considered whether the provision of the above-noted services is compatible with maintaining the independence of the independent registered public accounting firm and has determined that the provision of such services has not adversely affected KPMG LLP’s independence.

AUDIT COMMITTEE REPORT

The Audit Committee of our Board operates under a written charter adopted by the Board. The Audit Committee is currently composed of Messrs. Ross, Higginbotham and Tanemura.

Management is responsible for the Company’s internal controls and the financial reporting process. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (US) and expressing an opinion on the conformity of those audited financial statements in accordance with accounting principles generally accepted in the United States and for auditing and reporting on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes. The Audit Committee is also directly responsible for the appointment, compensation and oversight of the Company’s independent registered public accounting firm.

Pre-Approval Policy

The Audit Committee has established a pre-approval policy that describes the permitted audit, audit-related, tax and other services to be provided by KPMG LLP, the Company’s independent registered public accounting firm. The policy requires that the Audit Committee pre-approve the audit and non-audit services performed by the independent auditor in order to assure that the provision of such service does not impair the auditor’s independence.

Any requests for audit, audit-related, tax and other services that have not received general pre-approval must be submitted to the Audit Committee for specific pre-approval, irrespective of the amount, and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings of the Audit Committee. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent registered public accounting firm to management.

Review with Management

The Audit Committee has reviewed the audited financial statements, along with management’s assessment of the effectiveness of the Company’s internal control over financial reporting, and met and held discussions with management regarding the audited financial statements and its assessment of the effectiveness of the Company’s internal control over financial reporting. Management has represented to the Audit Committee that the Company’s financial statements were prepared in accordance with accounting principles generally accepted in the United States.

The Audit Committee also reviewed the Company’s procedures and internal control processes designed to ensure full, fair and adequate financial reporting and disclosures, including procedures for certifications by the Company’s Co-Chief Executive Officers and Chief Financial Officer that are required in periodic reports filed by the Company with the SEC. The Audit Committee is satisfied that the Company’s internal control system is adequate and that the Company employs appropriate accounting and auditing procedures.

Review and Discussion with Independent Registered Public Accounting Firm

The Audit Committee has reviewed and discussed the Company’s audited financial statements, along with management’s assessment of the effectiveness of the Company’s internal control over financial reporting and KPMG LLP’s evaluation of the Company’s internal control over financial reporting, with management and KPMG LLP, the Company’s independent registered public accounting firm, with and without management present. The Audit Committee included in its review the results of KPMG’s examinations, the Company’s internal controls and the quality of the Company’s financial reporting.

The Audit Committee also has discussed with KPMG matters relating to KPMG’s judgments about the quality, as well as the acceptability, of the Company’s accounting principles as applied in its financial reporting as required by Public Company Accounting Oversight Board Auditing Standard No. 16, Communications with Audit Committees. In addition, the Audit Committee has discussed with KPMG their independence from management and the Company, as well as the matters in the written disclosures received from KPMG and required by Public Company Accounting Oversight Board Rule 3526, Communication with Audit Committees Concerning Independence. The Audit Committee received a written communication from KPMG confirming their independence and discussed it with them. The Audit Committee discussed and reviewed with KPMG the Company’s critical accounting policies and practices, other material written communications to management, and the scope of KPMG’s audits and all fees paid to KPMG during the fiscal year. The Audit Committee has adopted guidelines requiring review and pre-approval by the Audit Committee of audit and non-audit services performed by KPMG for the Company. The Audit Committee has reviewed and considered the compatibility of KPMG’s performance of non-audit services with the maintenance of KPMG’s independence as the Company’s independent registered public accounting firm.

Conclusion

Based on the Audit Committee’s discussion with management and the independent registered public accounting firm, the Audit Committee’s review of the audited financial statements, the representations of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended that the Board include the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the Securities and Exchange Commission. The Audit Committee also recommended the selection of KPMG LLP to serve as the independent registered public accounting firm for the year ending December 31, 2015.

Respectfully Submitted,

The Audit Committee:

John Ross, Chairman

Richard Higginbotham

Ronald Tanemura

Unless marked to the contrary, the shares represented by the enclosed proxy card will be voted “FOR” ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015.

The material contained in the foregoing Audit Committee Report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

OTHER BUSINESS

The Board is not aware of any other matter to be submitted at the Meeting. If any other matter properly comes before the Meeting, the persons named in this proxy generally will have discretionary authority to vote the shares thereby represented in accordance with their judgment.

STOCK REPURCHASE PLAN

In accordance with Section 23(c)(1) under the 1940 Act, the Company hereby advises you that it may repurchase shares of its common stock from time to time.

On November 3, 2014, the Board approved a stock repurchase plan to acquire up to $50 million in the aggregate of the Company’s common stock at prices just below the Company’s net asset value per share over a specified period, in accordance with the guidelines specified in Rule 10b-18 and Rule 10b5-1 of the Exchange Act (the “stock repurchase plan”). On February 20, 2015, the Board extended the termination date of the stock repurchase plan to June 30, 2015.

The stock repurchase plan is designed to allow the Company to repurchase its common stock at times when it otherwise might be prevented from doing so under insider trading laws. The stock repurchase plan requires an agent selected by the Company to repurchase shares of common stock on the Company’s behalf when the market price per share is below the most recently reported net asset value per share. Under the plan, the agent will increase the volume of purchases made as the price of the Company’s common stock declines, subject to volume restrictions. The timing and amount of any stock repurchases will depend on the terms and conditions of the plan, the market price of the common stock and trading volumes, and no assurance can be given that any particular amount of common stock will be repurchased.

Unless extended or terminated by the Board, the Company expects that the stock repurchase plan will be in effect through the earlier of June 30, 2015 or such time as the approved $50 million repurchase amount has been fully utilized, subject to certain conditions.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR THE 2016 ANNUAL MEETING OF STOCKHOLDERS

Inclusion of Proposals in Our Proxy Statement and Proxy Card Under the SEC’s Rules

Any proposal of a stockholder intended to be included in our proxy statement and form of proxy/voting instruction card for the 2016 annual meeting of stockholders pursuant to Rule 14a-8 of the SEC’s rules must be received by us no later than December 11, 2015. Such proposals must also comply with the requirements as to form and substance established by the SEC if such proposals are to be included in the proxy statement and form of proxy. All proposals should be addressed to the Secretary of the Company, Jennifer Mello, TPG Specialty Lending, Inc., 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.

Bylaw Requirements for Stockholder Submission of Nominations and Proposals

A stockholder recommendation for nomination of a person for election to our board or a proposal for consideration at our 2016 annual meeting, other than stockholder proposals submitted pursuant to the SEC’s Rule 14a-8, must be submitted in accordance with the advance notice procedures and other requirements set forth in our Bylaws. These requirements are separate from the requirements discussed above to have the stockholder nomination or other proposal included in our proxy statement and form of proxy/voting instruction card pursuant to the SEC’s rules. The item to be brought before the meeting must be a proper subject for stockholder action.

Our Bylaws require that the proposal or recommendation for nomination must be received by our Secretary at the above address no later than February 21, 2016, unless the date of our 2016 annual meeting is more than 30 days before or more than 60 days after May 21, 2016, the anniversary of our 2015 annual meeting, in which case notice by the stockholder to be timely must be so received not later than the later of the close of business 90 days prior to such annual meeting or the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made.

ANNUAL REPORT

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which includes financial statements, is being furnished with this proxy statement.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for the Notice of Internet Availability of Proxy Materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year a number of brokers with account holders who are the Company’s stockholders will be “householding” the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. If you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. We will promptly deliver a separate copy of these documents to you upon written or oral request to our Investor Relations Department by mail at TPG Specialty Lending, Inc., 345 California Street, Suite 3300, San Francisco, CA 94104, Attention: TSL Investor Relations, by email at IRTSL@tpg.com or by phone at 415-486-5939. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, annual report and/or Notice of Internet Availability of Proxy Materials, please notify your broker. Stockholders who currently receive multiple copies of the proxy statement, annual report and/or Notice of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, WE URGE YOU TO VOTE OVER THE INTERNET, BY PHONE, OR BY MARKING, SIGNING AND RETURNING YOUR PROXY OR VOTING INSTRUCTION CARD AS SOON AS POSSIBLE. NO POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES.

By Order of the Board of Directors,

/s/ Jennifer Mello
Jennifer Mello
Vice President and Secretary

PRIVACY PRINCIPLES

The Company is committed to maintaining the confidentiality, integrity and security of nonpublic personal information relating to investors. The following information is provided to help you understand what personal information the Company collects, how it protects that information and why, in certain cases, it may share information with select other parties.

The Company may collect nonpublic personal information regarding investors from sources such as subscription agreements, investor questionnaires and other forms; individual investors’ account histories; and correspondence between the Company and individual investors. The Company may share information that it collects regarding an investor with its affiliates and the employees of such affiliates for legitimate business purposes, for example, in order to service the investor’s accounts or provide the investor with information about other products and services offered by the Company or its affiliates that may be of interest to the investor. In addition, the Company may disclose information that it collects regarding investors to third parties who are not affiliated with the Company (i) as authorized by investors in investor subscription agreements or the Company’s organizational documents, (ii) as required by law or in connection with regulatory or law enforcement inquiries, or (iii) as otherwise permitted by law to the extent necessary to effect, administer or enforce investor or Company transactions.

Any party that receives nonpublic personal information relating to investors from the Company is permitted to use the information only for legitimate business purposes or as otherwise required or permitted by applicable law or regulation. In this regard, for officers, employees and agents of the Company and its affiliates, access to such information is restricted to those who need such access to provide services to the Company and investors. The Company maintains physical, electronic and procedural safeguards to seek to guard investor nonpublic personal information. Third parties that handle this information shall agree to follow the standards the Company has established. All safeguards apply to nonpublic personal information of current, former and prospective investors.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

TPG SPECIALTY LENDING, INC.

Annual Meeting of Stockholders

May 21, 2015 10:00 AM EDT

This proxy is solicited by the Board of Directors

The stockholders hereby appoint Jennifer Gordon and David Stiepleman, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of TPG SPECIALTY LENDING, INC. that the stockholders are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM EDT on May 21, 2015 at the offices of Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza (on Broadway between Liberty and Cortlandt Streets), 38th Floor, New York, NY 10006, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

VOTE BY INTERNET – www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

To Vote, Mark Blocks Below in Blue or Black Ink As Follows:  ☒

Keep This Portion For Your Records

Detach and Return This Portion Only

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TPG SPECIALTY LENDING, INC.

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors NOMINEES: 01) Richard Higginbotham 02) Ronald Tanemura	FOR ALL ☐	WITHHOLD ALL ☐	FOR ALL EXCEPT ☐
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following proposal:

2.	To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015.	FOR ☐	AGAINST ☐	ABSTAIN ☐

NOTE: The named proxies are also authorized to transact such other business as may properly come before the 2015 Annual Meeting of Stockholders or any postponement or adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

SIGNATURE (Please Sign Within Box)	DATE	SIGNATURE (Joint Owners)	DATE